Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2008, accompanying the financial statements of Leopard Acquisition Corp. contained in the Registration Statement and Prospectus. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
March 26, 2008